Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX International Corporation Reports its

Fiscal 2023 Second Quarter Financial Results

ORLANDO, FL. – October 11, 2022 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2023 second quarter ended August 31, 2022.

Commenting on the Company’s results and business outlook, Pat Lavelle, President and Chief Executive Officer stated, “We entered Fiscal 2023 knowing it would be a difficult year given persistent supply chain issues, inflationary pressures and fears of recession globally. We anticipated weakness in our first half based on the availability of chips, our OEM customers’ production schedules and lower inventory purchases by retailers, and we planned accordingly. During the Fiscal 2023 second quarter, however, global economic conditions worsened which led to a decline in discretionary spending and retailers taking further action to mitigate risk. These factors contributed to lower sales and operating losses to date, though we expect the second half of the year to be stronger and for VOXX to return to profitability.”

Lavelle continued, “While market conditions will remain challenging, our optimism has not changed. Our Automotive segment is poised for significant growth in the years ahead given the volume of new OEM awards, most of which are in front of us. We expect continued softness at retail over the next several quarters, which impacts both our automotive aftermarket and consumer electronics businesses. However, projected OEM growth, the ramp up in Onkyo production and expanded distribution, and the new opportunities at EyeLock should offset market-driven weakness and lead to better performance. As the economy improves and supply chain constraints ease, we believe VOXX has significant runway for value creation. In the interim, we have taken aggressive actions to lower expenses in the second half of the year, some of which are short-term in nature, similar to what took place in the early stages of COVID, but many of which will be fixed, resulting in a leaner and stronger VOXX.”

Fiscal 2023 and Fiscal 2022 Second Quarter Comparisons

Net sales in the Fiscal 2023 second quarter ended August 31, 2022, were $125.7 million as compared to net sales of $143.1 million in the Fiscal 2022 second quarter ended August 31, 2021, a decrease of $17.4 million or 12.2%.

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Automotive Electronics segment net sales in the Fiscal 2023 second quarter were $37.2 million as compared to $45.8 million in the comparable year-ago period, a decrease of $8.5 million or 18.7%. For the same comparable periods, OEM product sales were $15.2 million as compared to $16.4 million, and aftermarket product sales were $22.0 million as compared to $29.4 million. The year-over-year decline is primarily related to lower sales of aftermarket security and satellite radio products, and lower sales of both OEM and aftermarket rear-seat entertainment products. The decline in OEM product sales was also related to ongoing supply chain issues related to components and parts, resulting in slowdowns in OEM production. This also had an impact on aftermarket sales, as did the overall state of the economy. Partially offsetting the decline were higher sales of aftermarket automotive safety electronics and accessory products, with the latter related to new soundbars for club cars which launched in Fiscal 2022.

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Consumer Electronics segment net sales in the Fiscal 2023 second quarter were $88.0 million as compared to $97.0 million in the comparable year-ago period, a decrease of $8.9 million or 9.2%. For the same comparable periods, Premium Audio product sales were $69.2 million as compared to $76.1 million and other CE product sales were $18.8 million as compared to $20.8 million. The decline in Premium Audio product sales was primarily related to lower domestic sales of premium home theater speakers and wireless speaker products, and lower European sales. Supply chain constraints and the resulting chip shortages, along with a slowing of the economy and a decrease in consumer spending adversely impacted sales in the Fiscal 2023 second quarter. As an offset to these declines were higher sales of Onkyo and Pioneer products and higher sales from the Company’s PAC Australia subsidiary. The year-over-year decline in other CE product sales was primarily related to economic conditions globally.

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Biometrics segment net sales in both the Fiscal 2023 second quarter and Fiscal 2022 second quarter were $0.3 million. Sales for the comparable periods increased slightly driven primarily by a new customer added this Fiscal year. The Company anticipates a ramp up in sales moving forward as a result of new projects awarded and a growing pipeline across multiple industry verticals.

The gross margin in the Fiscal 2023 second quarter was 23.3% as compared to 26.0% in the Fiscal 2022 second quarter, a decline of 270 basis points. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 24.5% as compared to 23.9%, an increase of 60 basis points. The year-over-year improvement was primarily driven by steps the Company has taken to mitigate higher supply chain costs, ongoing supply chain constraints and higher tariffs, partially offset by lower margins on certain new OEM rear-seat entertainment products.

Consumer Electronics segment gross margin of 22.6% as compared to 26.9%, a decline of 430 basis points. The year-over-year decline was primarily driven by lower sales of premium home theater speaker products and higher supply chain costs, partially offset by higher sales of Onkyo and Pioneer products, as well as pricing and sourcing adjustments undertaken by the Company.

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Biometrics segment gross margin of 40.1% as compared to 30.4%. The year-over-year improvement in gross margin was primarily a result of tooling costs incurred during the three months ended August 31, 2021 that did not repeat in the current year, as well as more sales of licenses in the Fiscal 2023 second quarter compared to the prior year.

Total operating expenses in the Fiscal 2023 second quarter were $39.2 million as compared to $39.9 million in the comparable Fiscal 2022 period, a decline of $0.7 million or 1.7%. For the same comparable periods:

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Selling expenses of $11.9 million were essentially flat for the comparable periods. The Company incurred higher web platform expenses and online platform fees, offset by a decrease in commission expense.

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General and administrative expenses of $19.1 million increased by $1.2 million. The Company incurred higher depreciation and amortization expenses of approximately $0.8 million primarily due to the amortization of intangible assets of the new Onkyo subsidiary, which was not present in the prior year period. Additionally, the Company incurred higher office and occupancy expenses and professional fees related to Onkyo, and higher restructuring expenses associated with the relocation of certain OEM production. There were other offsetting factors for the comparable periods.

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Engineering and technical support expenses of $8.3 million increased by $0.4 million, primarily due to an increase in engineering labor expense and related payroll expense associated with the Onkyo subsidiary, partially offset by a net decrease in research and development expenses.

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Acquisition costs declined by $2.3 million as the Company incurred acquisitions costs in the Fiscal 2022 second quarter associated with the asset purchase agreement signed with Onkyo Home Entertainment Corporation and the joint venture created with Sharp Corporation to complete the transaction. There were no acquisition costs incurred in the Fiscal 2023 second quarter.

The Company reported an operating loss in the Fiscal 2023 second quarter of $10.0 million as compared to an operating loss of $2.7 million in the Fiscal 2022 second quarter.

Total other income/expense, net, in the Fiscal 2023 second quarter was a loss of $1.7 million as compared to other income, net of $1.8 million in the Fiscal 2022 second quarter, a decline of $3.5 million. The variance was primarily related to a $1.4 million net foreign currency loss in the Fiscal 2023 second quarter resulting from declines in the Japanese Yen. The Company recorded a charge of $1.0 million representing interest expense related to the interim arbitration award accrued during Fiscal 2022, with no charge recorded in the comparable year-ago period. Additionally, equity in income of equity investee declined by $0.3 million and interest and bank charges increased by $0.3 million when comparing the Fiscal 2023 and Fiscal 2022 second quarters.

Net loss attributable to VOXX International Corporation in the Fiscal 2023 second quarter was $10.2 million as compared to net income attributable to VOXX International Corporation of $0.3 million in the comparable Fiscal 2022 period. The Company reported a basic and diluted net loss per share attributable to VOXX International Corporation of $0.42 in the Fiscal 2023 second quarter as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.01, in the comparable Fiscal 2022 period.

The Company reported an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) loss in the Fiscal 2023 second quarter of $6.8 million as compared to EBITDA in the Fiscal 2022 second quarter of $3.2 million. Adjusted EBITDA in the Fiscal 2023 second quarter was a loss of $3.3 million as compared to Adjusted EBITDA in the Fiscal 2022 second quarter of $6.3 million.

Fiscal 2022 and Fiscal 2021 Six-Month Comparisons

Net sales in the Fiscal 2023 six-month period ended August 31, 2022, were $254.4 million as compared to net sales of $280.2 million in the Fiscal 2022 six-month period ended August 31, 2021, down $25.7 million or 9.2%.

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Automotive Electronics segment net sales in the Fiscal 2023 six-month period were $76.8 million as compared to $88.4 million in the comparable year-ago period, a decline of $11.6 million or 13.1%. For the same comparable periods, OEM product sales were $32.0 million as compared to $31.3 million, an increase of $0.6 million or 2.0%, and aftermarket product sales were $44.8 million as compared to $57.1 million, a decline of $12.3 million or 21.5%.

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Consumer Electronics segment net sales in the Fiscal 2023 six-month period were $177.0 million as compared to $191.1 million in the comparable Fiscal 2022 six-month period, a decline of $14.1 million or 7.4%. For the same comparable periods, Premium Audio product sales were $139.1 million as compared to $147.7 million, a decline of $8.6 million or 5.8%, and Other Consumer Electronics product sales declined were $37.8 million as compared to $43.3 million, a decline of $5.5 million or 12.8%.

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Biometrics segment net sales for the Fiscal 2023 six-month period were $0.4 million as compared to $0.5 million in the comparable Fiscal 2022 six-month period, a decline of 5.0%.

The gross margin in the Fiscal 2023 six-month period was 24.6% as compared to 26.4% in the Fiscal 2022 six-month period, a decline of 180 basis points. Within the segments for the same comparable periods:

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Automotive Electronics segment gross margin was 23.3% as compared to 25.4%, down 210 basis points.

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Consumer Electronics segment gross margin of 25.0% as compared to 26.7%, down 170 basis points.

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Biometrics segment gross margins of 36.3% as compared to gross margin of 25.5%.

Total operating expenses in the Fiscal 2023 six-month period were $79.2 million as compared to $77.0 million in the comparable Fiscal 2022 six-month period, an increase of $2.2 million, or 2.9%. Within this and for the same six-month periods ended August 31, 2022 and August 31, 2021:

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Selling expenses increased by $0.8 million, or 3.6%.

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General and administrative expenses increased by $1.7 million, or 4.5%.

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Engineering and technical support expenses increased by $2.6 million, or 18.1%.

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Acquisition costs declined by $2.9 million, or 95.5%.

The Company reported an operating loss in the Fiscal 2023 six-month period of $16.7 million as compared to an operating loss of $3.1 million in the comparable Fiscal 2022 six-month period.

Total other income/expense, net, for the six-month period ended August 31, 2022, was a loss of $3.9 million as compared to total other income, net, of $4.5 million for the six-month period ended August 31, 2021, a decline of $8.4 million. Within this and for the same six-month periods ended August 31, 2022 and August 31, 2021:

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Interest and bank charges increased by $0.5 million.

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Equity in income of equity investees declined by $1.4 million.

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Interim arbitration award increased by $2.0 million.

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Other, net increased by $4.4 million, with $4.0 million of the increase related to net foreign currency losses primarily driven by declines in the Japanese Yen.

Net loss attributable to VOXX International Corporation in the Fiscal 2023 six-month period was $16.7 million as compared to net income attributable to VOXX International Corporation of $3.0 million in the comparable Fiscal 2022 period. The Company reported a basic and diluted net loss per share attributable to VOXX International Corporation of $0.69 in the Fiscal 2023 six-month period as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.12 in the comparable Fiscal 2022 period.

EBITDA in the Fiscal 2023 six-month period was a loss of $11.0 million as compared to EBITDA in the Fiscal 2022 six-month period of $9.6 million. Adjusted EBITDA in the Fiscal 2023 six-month period was a loss of $3.4 million as compared to Adjusted EBITDA in the Fiscal 2022 six-month period of $14.7 million.

Seaguard Electronics LLC

On March 3, 2022, the Arbitrator issued a Partial Final Award on Bifurcated Issue in the amount of $39,444, plus $798 for its attorneys’ fees and costs. On March 11, 2022, the Arbitrator fixed the schedule of the patent portion of the bifurcated arbitration, with a trial date set for October 16, 2023. The Company has put its suppliers on notice of its indemnification rights with respect to the alleged infringing products. On March 14, 2022, Seaguard filed a Petition in the United States District Court, Central District of California, Western Division, to confirm the

Partial Final Award. On April 25, 2022, the Company filed its opposition to Seaguard’s Petition to Confirm and a Counter-Petition to Vacate the Partial Final Award. On May 31, 2022, the Court ordered the matter taken under submission for decision without oral hearing.

During Fiscal 2022, the Company recorded an accrual for the interim arbitration award in the amount of $39,444. During the three and six-months ended August 31, 2022, the Company accrued additional charges of $1.0 million and $2.0 million, respectively, representing interest due on the award when paid. At August 31, 2022, the Company has a total accrued balance of $41,417 on the accompanying Consolidated Balance Sheet related to the interim arbitration award, to be paid if confirmed and not vacated by the U.S. District Court or an appellate court.

Balance Sheet Update

As of August 31, 2022, the Company had cash and cash equivalents of $4.3 million as compared to $27.8 million as of February 28, 2022. Total debt as of August 31, 2022 was $37.7 million as compared to $13.2 million as of February 28, 2022. The increase in total debt for the comparable periods is primarily related to $27.4 million outstanding on the Company’s Domestic Credit Facility as of August 31, 2022, partially offset by the absence of debt related to the Company’s Euro Asset-Based Lending Obligation for VOXX Germany. Debt associated with the Company’s Florida mortgage declined by $0.2 million and debt associated with the Company’s shareholder loan payable to Sharp Corporation declined by $0.7 million. Total long-term debt, net of debt issuance costs as of August 31, 2022 was $36.3 million as compared to $9.8 million as of February 28, 2022.

Conference Call Information

The Company will be hosting its conference call and webcast on Wednesday, October 12, 2022 at 10:00 a.m. ET.

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To attend the webcast, participants must register online at https://edge.media-server.com/mmc/p/x8reywz2

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To access the call by phone, please visit https://register.vevent.com/register/BI6a5657904be244d1870a5baee625d2fd and you will be provided dial-in numbers. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations.

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, foreign currency losses (gains), restructuring expenses, acquisition costs, certain non-routine legal and professional fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency losses (gains) are non-cash items.

We present EBITDA and Adjusted EBITDA in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2022	February 28, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,326	$27,788
Accounts receivable, net	80,375	105,625
Inventory	192,931	174,922
Receivables from vendors	218	363
Prepaid expenses and other current assets	19,569	21,340
Income tax receivable	3,746	734
Total current assets	301,165	330,772
Investment securities	1,225	1,231
Equity investment	22,185	21,348
Property, plant and equipment, net	48,441	49,794
Operating lease, right of use asset	4,106	4,464
Goodwill	71,412	74,320
Intangible assets, net	94,599	101,450
Deferred income tax assets	38	40
Other assets	3,651	3,245
Total assets	$546,822	$586,664
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$50,851	$76,665
Accrued expenses and other current liabilities	43,966	54,659
Income taxes payable	2,178	2,714
Accrued sales incentives	20,840	23,755
Interim arbitration award payable	41,417	39,444
Contract liabilities, current	4,224	4,373
Current portion of long-term debt	500	2,406
Total current liabilities	163,976	204,016
Long-term debt, net of debt issuance costs	36,321	9,786
Finance lease liabilities, less current portion	—	78
Operating lease liabilities, less current portion	2,924	3,298
Deferred compensation	1,225	1,231
Contingent consideration, less current portion	4,494	5,750
Deferred income tax liabilities	5,084	5,300
Other tax liabilities	907	1,083
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	4,921	2,451
Other long-term liabilities	3,177	3,508
Total liabilities	223,029	236,501
Commitments and contingencies
Redeemable equity	3,783	3,550
Redeemable non-controlling interest	(321)	511
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,538,184 and 24,476,847 shares issued and 21,675,966 and 21,614,629 shares outstanding at August 31, 2022 and February 28, 2022, respectively	246	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2022 and February 28, 2022	22	22
Paid-in capital	296,311	300,453
Retained earnings	109,830	126,573
Accumulated other comprehensive loss	(20,867)	(17,503)
Less: Treasury stock, at cost, 2,862,218 shares of Class A Common Stock at both August 31, 2022 and February 28, 2022	(25,138)	(25,138)
Less: Redeemable equity	(3,783)	(3,550)
Total VOXX International Corporation stockholders' equity	356,621	381,102
Non-controlling interest	(36,290)	(35,000)
Total stockholders' equity	320,331	346,102
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$546,822	$586,664

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2022	2021	2022	2021
Net sales	$125,705	$143,109	$254,437	$280,169
Cost of sales	96,448	105,923	191,941	206,288
Gross profit	29,257	37,186	62,496	73,881
Operating expenses:
Selling	11,865	11,838	24,150	23,305
General and administrative	19,082	17,884	38,212	36,560
Engineering and technical support	8,284	7,886	16,673	14,118
Acquisition costs	—	2,316	136	2,992
Total operating expenses	39,231	39,924	79,171	76,975
Operating loss	(9,974)	(2,738)	(16,675)	(3,094)
Other (expense) income:
Interest and bank charges	(911)	(582)	(1,641)	(1,110)
Equity in income of equity investee	1,763	2,035	3,351	4,758
Interim arbitration award	(986)	—	(1,972)	—
Other, net	(1,519)	376	(3,629)	818
Total other (expense) income, net	(1,653)	1,829	(3,891)	4,466
(Loss) income before income taxes	(11,627)	(909)	(20,566)	1,372
Income tax (benefit) expense	(708)	(217)	(1,800)	267
Net (loss) income	(10,919)	(692)	(18,766)	1,105
Less: net loss attributable to non-controlling interest	(703)	(1,003)	(2,023)	(1,922)
Net (loss) income attributable to VOXX International Corporation	$(10,216)	$311	$(16,743)	$3,027
Other comprehensive (loss) income:
Foreign currency translation adjustments	(2,128)	(1,334)	(3,622)	(962)
Derivatives designated for hedging	99	163	186	282
Pension plan adjustments	40	22	72	23
Other comprehensive loss, net of tax	(1,989)	(1,149)	(3,364)	(657)
Comprehensive (loss) income attributable to VOXX International Corporation	$(12,205)	$(838)	$(20,107)	$2,370
(Loss) income per share - basic: Attributable to VOXX International Corporation	$(0.42)	$0.01	$(0.69)	$0.12
(Loss) income per share - diluted: Attributable to VOXX International Corporation	$(0.42)	$0.01	$(0.69)	$0.12
Weighted-average common shares outstanding (basic)	24,423,577	24,281,220	24,418,020	24,273,731
Weighted-average common shares outstanding (diluted)	24,423,577	24,855,307	24,418,020	24,890,641

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation

to EBITDA and Adjusted EBITDA

	Three months ended August 31,		Six months ended August 31,
	2022	2021	2022	2021
Net (loss) income attributable to VOXX International Corporation	$(10,216)	$311	$(16,743)	$3,027
Adjustments:
Interest expense and bank charges (1)	710	420	1,237	792
Depreciation and amortization (1)	3,449	2,735	6,353	5,513
Income tax (benefit) expense	(708)	(217)	(1,800)	267
EBITDA	(6,765)	3,249	(10,953)	9,599
Stock-based compensation	136	237	262	473
Foreign currency losses (gains) (1)	1,728	(2)	4,090	114
Restructuring expenses	229	—	229	—
Acquisition costs	—	2,316	136	2,992
Professional fees related to distribution agreement with GalvanEyes LLC	—	—	—	325
Non-routine legal fees	350	548	858	1,234
Interim arbitration award	986	—	1,972	—
Adjusted EBITDA	$(3,336)	$6,348	$(3,406)	$14,737

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, as well as foreign currency losses and (gains) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK.